Exhibit 10.22

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is entered into by and between Monster Digital, Inc., a Delaware corporation (the “Company”, and Jonathan Orban, an individual ("Consultant") as of this 26th day of May 2016.

RECITALS

A.           Consultant has extensive experience in providing advisory, consumer marketing and management related services for businesses;

B.           The Company desires to retain Consultant to advise the Company on conducting its business and to obtain from Consultant such services commencing on June 6, 2016 (the “Effective Date”); and

C.           The Company and Consultant desire to memorialize and formalize the terms of their relationship on the terms and conditions set forth herein.

In consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.           Engagement as Consultant. The Company agrees to retain Consultant commencing on the Effective Date to act as an independent consultant to provide the Company with services as a strategic adviser and consultant to the Company, including, but not limited to, matters with respect to business development, brand development and guidance, strategic planning and presentations in support of the Company’s business (collectively, the “Services”), and Consultant agrees to provide such Services.

2.           Term. The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue unless terminated in accordance with Section 5 hereof.

3.           Consideration.

(a)          Cash Consideration. For the Services, the Company shall pay Consultant $250 per hour but no more than $10,000 per week during the term of this Agreement payable every two weeks. Payments of $20,000 shall be payable in advance upon the Effective Date and five (5) business days prior to the start of each two week cycle. Upon termination of this Agreement Consultant shall provide an accounting of all hours spent by Consultant rendering Services pursuant to this Agreement. If the sum of total number of hours multiplied by $250 is less than amounts paid by the Company to Consultant further to this Section 3(a), any such excess payments shall be reimbursed by Consultant to the Company within 5 business days of such termination.

(b)          Expenses. The Company shall reimburse Consultant for reasonable travel, lodging and other expenses Consultant incurs in connection with performing the Services in an amount not to exceed $20,000. A payment of $5,000 for expenses shall be payable in advance upon the Effective Date and shall be held as a retainer for travel. Any amounts not used shall be reimbursed to the Company within 5 business days. To obtain reimbursement and in connection with such advance payment, Consultant shall submit to the Chief Executive Officer of the Company an invoice describing expenses incurred under this Agreement. Company shall provide any documentation requirements and any travel policy restrictions to Consultant in writing in advance, or be foreclosed from relying on such requirements and restrictions to deny reimbursement. The Company shall pay to Consultant invoiced amounts within ten (10) days after the date of invoice.

4.           Nature of Consultant's Relationship to the Company.

(a)          Independent Contractor Status. Consultant is an independent contractor and not an employee of the Company for any purpose whatsoever, including state and federal taxes and workers' compensation insurance. Neither this Agreement, the relationship created between the parties hereto pursuant to this Agreement, nor any course of dealing between the parties hereto is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. Consultant does not have, nor shall Consultant hold out Consultant as having, any right, power, or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the Company, or to pledge the Company's credit, or to extend credits in the name of the Company. Consultant is not an officer of the business and has no day to day control of the business.

(b)          Taxes. The Company will not withhold any monies for any state, local or federal taxing authorities from compensation earned by Consultant pursuant to this Agreement.

(c)          Fringe Benefits. Consultant shall receive no fringe benefits under this Agreement whatsoever, and accordingly, shall receive no insurance benefits, disability income, vacation, holiday pay, sick pay, or any other similar benefits.

(d)          Workers' Compensation and Other Insurance Coverage. The Company shall not provide workers' compensation coverage or any other insurance coverage for Consultant. Any and all workers' compensation coverage or other insurance coverage shall be the sole responsibility of Consultant.

(e)          Hours. Consultant agrees to devote up to forty (40) hours per week to the providing of Services hereunder. The location chosen by Consultant with respect to the performance of this Agreement shall be mutually acceptable to each of the Consultant and the Company. Hours may include travel time but only if travel is in an automobile, and time is allocated for business related phone calls.

5.           Term.

(a)          This Agreement shall remain in effect for a term of ten (10) weeks commencing on the Effective Date, unless sooner terminated as hereinafter provided, or unless extended by agreement of the parties. This Agreement may be extended with agreement from both parties.

(b)          This Agreement may be terminated by either party, with or without cause, upon prior written notice to the other; provided that if Consultant terminates this Agreement, Consultant shall wind up in an orderly fashion assignments for the Company which Consultant began prior to the date of notice of termination hereunder and would be compensated at his hourly rate.

(c)          If termination is effected prior to that date which is two weeks from the Effective Date, Consultant shall return to Company a pro rate portion of the cash compensation advance made pursuant to Section 2(a) of this Agreement based on the total number of calendar days remaining in such two week period prior to the termination date.

(d)          If termination is effected prior to ten (10) weeks from the Effective Date, Consultant shall return to the Company any amounts advanced for expenses that are not subject to reimbursement under Section 2(b) of this Agreement.

6.           Confidential Information.

(a)          Definition of Confidential Information. In the course of Consultant's performance of any Services for the Company, Consultant may have access to and there may be disclosed to Consultant, information of a confidential nature and/or trade secrets that have great value to the Company. Such information ("Confidential Information") includes, but is not limited to, any written, oral and visual information relating to: ideas, concepts, designs, manufacturing or market techniques, know-how, processes, techniques, formulas, data, costs, developments, works in progress, products, trade secrets, computer programs, data bases, software and systems, customer lists, pricing and fee information, suppliers, business plans or financial information; creations and technical information of the Company, or any of its clients, consultants or licensees; or information acquired by Consultant from the Company's employees or agents or from the inspection of the Company's property and information disclosed to the Company by third parties. Except for Consultant's relationship with the Company, Consultant hereby acknowledges that Consultant would not otherwise have access to such Confidential Information.

(b)          Protection of Confidential Information. During the Term and at any time thereafter, Consultant will keep all Confidential Information in confidence and will not disclose any Confidential Information to any other person except (i) to the persons designated in writing by the Chief Executive Officer of the Company, (ii) to the extent such disclosure may be required by law after consultation with the Company's legal counsel and (iii) if such information at the time is generally known to the public through no breach of this Agreement by Consultant or any breach by Consultant of any contractual or fiduciary duty. Consultant will not use any Confidential Information for the gain or benefit of any party outside the Company or for Consultant's own personal gain or benefit outside the scope of Services to be performed for the Company. Consultant will not cause the transmission, removal or transport of Confidential Information from the Company's premises without prior written approval from the Chief Executive Officer of the Company.

(c)          Return of Company Property. At the time of termination of this Agreement Consultant will deliver to the Company (and will not keep in Consultant's possession or deliver to anyone else) any and all computer programs, software, files or systems devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, designs, software, computer disks, photographs, photostats, negatives, undeveloped film, tape recordings or other electronic recordings, other documents or property, or reproductions of any of the aforementioned items, belonging to the Company.

(d)          Representation. Consultant represents that Consultant's performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to Consultant's engagement by the Company. Consultant has not entered into, and agrees not to enter into, any oral or written agreement in conflict herewith.

(e)          Exceptions. Notwithstanding the other provisions of this Agreement, nothing received by Consultant shall be considered to be Confidential Information of the Company, if (i) it has been rightfully received by Consultant from a third party without confidentiality limitations; (ii) it was known to Consultant prior to his first receipt from the Company, as shown by files or other back-up documentation existing at the time of initial disclosure; or (iii) it is required to be disclosed in the context of any administrative or judicial proceeding, provided that prior written notice of such required disclosure and an opportunity to oppose or limit disclosure is given to the Company.

7.           Inventions.

(a)          Assignment of Inventions. Consultant agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of Consultant’s right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term (collectively referred to as “Inventions”), except as provided in Section 7(e) below. Consultant further acknowledges that all Inventions which are made by Consultant (solely or jointly with others) within the scope of and during Term are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by such amounts paid to Consultant under this Agreement, unless regulated otherwise by the mandatory law of the State of California. However, only ip that is directly related to the Company shall have relevance to this Agreement and for the avoidance of doubt and confusion, any inventions or ip related to Integrated Genetic Solutions, Tmblr, Parking Spot, OnAlert, Kurt Orban Partners International, Ralph King Inc or Dark Matter shall be the sole property of Consultant.

(b)          Patent and Copyright Rights. Consultant agrees to assist the Company or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. However, only ip that is directly related to the Company shall have relevance to this Agreement and for the avoidance of doubt and confusion, any inventions or ip related to Integrated Genetic Solutions, Tmblr, Parking Spot, OnAlert, Kurt Orban Partners International, Ralph King Inc or Dark Matter shall be the sole property of Consultant..

(c)          Power of Attorney. If the Company or its designee is unable because of Consultant’s mental or physical incapacity or unavailability or for any other reason to secure Consultant’s signature to assign any of the Inventions under Section 7(a) hereof, or to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee under this Agreement, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’s behalf and stead to execute and file any such assignments or applications, and to do all other lawfully permitted acts to further the assignment of the Inventions, or the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by Consultant. Consultant hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which Consultant now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.

(d)          Exception to Assignments. Consultant understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that Consultant developed on his own time, without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; (ii) result from any work performed by Consultant for the Company or (iii) as further described excluded in this Section 7. Consultant will advise the Company promptly in writing of any inventions that Consultant believes meet such provisions.

8.           Rights and Remedies Upon Breach. If Consultant breaches, or threatens to breach Sections 6 or 7 of this Agreement, the Company will have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(a)          Specific Performance. The right and remedy to have this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

(b)          Injunctive Relief. The right and remedy to apply to any court of law or equity having jurisdiction for injunctive relief (without the posting of a bond or other security), it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

9.           Entire Agreement; Interpretation. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof, written or otherwise. This Agreement may be amended or modified only by a written instrument executed by Consultant and by an authorized representative of the Company.

10.         Waiver. Any failure to exercise or delay in exercising any right, power or privilege herein contained, or any failure or delay at any time to require the other party's performance of any obligation under this Agreement, shall not affect the right to subsequently exercise that right, power or privilege, or to require performance of that obligation. A waiver of any of the provisions of this Agreement shall not be deemed, nor shall it constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

11.         Assignment; Binding Effect. This Agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns; however, this Agreement is personal to Consultant and may not be assigned by Consultant in whole or in part.

12.         Severability. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

13.         Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware.

14.         Arbitration. Other than seeking court intervention for injunctive relief, specific performance and the like, all disputes arising out of or relating in any way to Consultant’s performance of the Services hereunder, this Agreement or the termination of this Agreement, shall be adjudicated in binding arbitration as described in more detail in this Section. Any dispute submitted to arbitration pursuant to this Section shall be determined by arbitration in accordance with the rules of the Judicial, Arbitration and Mediation Services (JAMS). The parties shall mutually select a single arbitrator to hear the matter; provided that if the parties are unable to agree, the arbitrator shall be selected by JAMS. The arbitration shall be held in Los Angeles County, California. Any decision made by the arbitrator shall be final, binding and conclusive on the parties and each party to the arbitration shall be entitled to enforce such decision to the fullest extent permitted by law and entered in any court of competent jurisdiction.

15.         Notices. Unless otherwise provided herein, any notice to be given hereunder by any party to the other shall be in writing and delivered in person or by commercial overnight courier, by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested, as follows:

To Company:	Monster Digital, Inc. 2655 Park Center Drive, Unit C Simi Valley, CA 93065 Attn: Chief Executive Officer

To Consultant:	Jonathan Orban 111 Anza Blvd, #350 Burlingame, CA 94010

Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by commercial overnight carrier, one (1) day following the receipt of such communication by such carrier from the sender; (c) if mailed, forty-eight (48) hours after the date of posting by the United States Post Office as shown by the sender's registry or certification receipt, as the case may be; or (d) if given by facsimile, when sent. Notice of change of address shall be given by written notice in the manner detailed in this Section 15.

16.         Attorneys' Fees; Costs. If any action at law or in equity (including an arbitration) is brought to enforce or interpret the terms of this Agreement or any obligation owing hereunder, the prevailing party shall be entitled to reasonable attorneys' fees and all costs and expenses of suit or arbitration.

17.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.

CONSULTANT	MONSTER DIGITAL, INC.

/s/ Jonathan Orban	By:	/s/ David H. Clarke
Jonathan Orban	Name: David H. Clarke
Title: Chief Executive Officer

-7-